As Filed with the Securities and Exchange Commission on December 23, 2004
Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

Registration Statement Under The Securities Act of 1933

Sanofi-Aventis

(Exact name of Registrant as Specified in its Charter)

Republic of France	133529324
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

174 avenue de France

75013 Paris, France
(Address of Principal Executive
Offices and Zip Code)

Rhône-Poulenc S.A. 1994 Stock Option Plan

Rhône-Poulenc S.A. 1995 Stock Option Plan
Rhône-Poulenc S.A. 1997 Stock Option Plan
Rhône-Poulenc Rorer Inc. 1995 Equity Compensation Plan
Rhône-Poulenc Rorer Inc. Amended and Restated Stock Plan
Hoechst AG 1999 Stock Option Plan
1999/2000 Aventis Stock Option Plans
Aventis 2000 Stock Option Plan
Aventis Stock Option Plan 2001
Aventis Stock Option Plan 2002
Aventis Stock Option Plan 2003
(Full Titles of Plans)

Joseph Haggerty

Vice President and General Counsel
Aventis Pharmaceuticals
300 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
(Name and Address of Agent for Service)
(908) 243-6000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dirk Oldenburg Senior Vice President and General Counsel Sanofi-Aventis 174 avenue de France 75013, Paris, France + 33 1 53 77 40 00	David A. Katz Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403 1000
Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount
Title of Each Class of	Amount to	Offering	Aggregate	of
Securities to Be	be	Price	Offering	Registration
Registered	Registered(1)	Per Share(2)	Price(3)	Fee(4)

Sanofi-Aventis Ordinary Shares, nominal value €2	27,485,695	$73.17	$2,011,128,304	$236,710

(1)	In each case the number of Sanofi-Aventis ordinary shares registered is based on the number of Aventis ordinary shares subject to outstanding options that are to be assumed by Sanofi-Aventis in the merger after adjustment to give effect to the merger exchange ratio of 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares. See Explanatory Note.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the weighted average exercise price of the outstanding options to be assumed by Sanofi-Aventis in the merger, in each case after adjustment to give effect to the merger exchange ratio of 27 Sanofi-Aventis ordinary shares for 23 Aventis ordinary shares. See Explanatory Note. The adjusted exercise prices of the options have been converted into U.S. dollars on the basis of an exchange rate of 1 euro = $1.3390, which was the Federal Reserve Bank of New York noon buying rate on December 22, 2004.

(3)	Calculated as the product of (x) the number of Sanofi-Aventis ordinary shares to be registered and (y) the weighted average exercise price of the options assumed.

(4)	Calculated as the product of (x) 0.0001177 and (y) the Proposed Maximum Aggregate Offering Price.

EXPLANATORY NOTE

        On October 14, 2004, Sanofi-Aventis, a French société anonyme, and Aventis, a French société anonyme and subsidiary of Sanofi-Aventis in which Sanofi-Aventis holds 97.98% of the share capital, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Aventis will merge with and into Sanofi-Aventis (the “Merger”). As a result of the Merger, Sanofi-Aventis will continue as the surviving company, Aventis will be dissolved and the shareholders of Aventis (other than Aventis and Sanofi-Aventis) will receive 27 Sanofi-Aventis ordinary shares, nominal value €2 per share, for every 23 Aventis ordinary shares, nominal value €3.82 per share, that they hold (such ratio, the “Merger Exchange Ratio”). For legal purposes, the Merger Agreement provides that the Merger will be effective as of December 31, 2004.

        On December 13, 2004, at a combined ordinary and extraordinary general meeting, the shareholders of Aventis voted to approve the Merger Agreement, the Merger and the dissolution of Aventis. On December 23, 2004, at an extraordinary general meeting, the shareholders of Sanofi-Aventis voted to approve the Merger Agreement and the Merger, as well as the increase in the share capital of Sanofi-Aventis and the issuance of the new Sanofi-Aventis ordinary shares to be issued in payment of the merger consideration.

        The Merger Agreement expressly provides that Sanofi-Aventis, as successor to Aventis, agrees to be bound by Aventis’s obligations under the Aventis subscription stock options. After the effective time of the Merger, the Aventis subscription stock options will entitle their holders to subscribe for Sanofi-Aventis ordinary shares instead of Aventis ordinary shares. The number of shares subject to the options and their exercise price will be adjusted to give effect to the Merger Exchange Ratio in the following manner:

•	the number of Sanofi-Aventis ordinary shares that each holder of Sanofi-Aventis options shall have the right to subscribe under any given subscription option plan shall equal that number of Aventis ordinary shares that could formerly have been subscribed under that plan multiplied by the Merger Exchange Ratio of 27/23 (or approximately 1.17391) applicable to shareholders, rounded down to the nearest whole number; and

•	the exercise price per Sanofi-Aventis ordinary share shall be equal to the exercise price per Aventis ordinary share divided by the Merger Exchange Ratio of 27/23 (or approximately 1.17391) applicable to shareholders, rounded down to the nearest whole euro centime;

with all other terms of exercise remaining unaltered.

        At the extraordinary general meeting on December 31, 2004, Sanofi-Aventis shareholders voted to waive their preferential subscription rights with respect to the Sanofi-Aventis ordinary shares that will be issued on the exercise of the Aventis subscription stock options assumed by Sanofi-Aventis.

        With respect to the purchase option plans issued by Aventis Inc. (formerly known as Rhône-Poulenc Rorer, Inc.) and Hoechst which provide for the purchase of Aventis shares, the Merger Agreement provides that Sanofi-Aventis shall cause the regulations of these plans to be amended to provide that, after the effective time of the Merger, holders of these purchase options may purchase Sanofi-Aventis shares after adjusting the purchase price and the number of shares subject to option by the Merger Exchange Ratio in the same manner as set forth above, with all other terms of exercise remaining unaltered.

        Accordingly, this Registration Statement on Form S-8 registers the aggregate number of Sanofi-Aventis ordinary shares that may be issued on the exercise of outstanding Aventis subscription stock options held by U.S holders. The following table sets forth (i) the date of the grant, (ii) the number of unexercised subscription stock options held by U.S. holders, (iii) the original exercise price of the options, (iv) the number of Sanofi-Aventis ordinary shares for which the options may be exercised after the Merger and which are being registered pursuant to this Registration Statement and (v) the adjusted exercise price:

			Number of Sanofi-
			Aventis ordinary shares
			to be issued on
			exercise
	Number of Aventis		of options after the
	ordinary shares subject		Merger and registered
	to outstanding options		pursuant to this
Date of Original Grant	held by U.S. holders	Original Exercise Price	Registration Statement	Adjusted Exercise Price

February 7, 1995	8,500	€17.66	9,978	€15.04

December 14, 1995	10,000	€15.40	11,739	€13.11

December 17, 1996	17,500	€23.53	20,543	€20.04

December 16, 1997	291,647	€37.75	342,368	€32.15

December 15, 1998	639,433	€40.08	750,639	€34.14

February 15, 1999	1,340,575	€58.75	1,573,718	€50.04

May 11, 2000	240,520	€58.29	282,350	€49.65

November 14, 2000	4,573,466	€79.75	5,368,851	€67.93

March 29, 2001	53,250	€80.94	62,511	€68.94

November 7, 2001	4,659,375	€83.81	5,469,701	€71.39

November 12, 2002	5,160,200	€60.27	6,057,626	€51.34

December 2, 2003	6,006,955	€47.52	7,051,643	€40.48

Total/ wt. average	23,001,421	€64.61	27,001,668	€55.04

        This Registration Statement also registers the aggregate number of Sanofi-Aventis ordinary shares that may be purchased on the exercise of outstanding purchase stock options held by U.S. holders issued under the option plans of Aventis Inc. (formerly known as Rhône-Poulenc Rorer Inc.). The following table sets forth the same data as above with respect to these purchase options:

			Number of Sanofi-
			Aventis ordinary shares
			to be issued on
			exercise
	Number of Aventis		of options after the
	ordinary shares subject		Merger and registered
	to outstanding options		pursuant to this
Date of Original Grant	held by U.S. holders	Original Exercise Price	Registration Statement	Adjusted Exercise Price

February 27, 1995	30,017	$16.67	35,237	$14.20

February 27, 1996	44,554	$26.67	52,303	$22.71

February 20, 1997	64,546	$30.68	75,771	$26.13

Total/wt average	139,117	$26.37	163,311	$22.46

        This Registration Statement also registers the aggregate number of Sanofi-Aventis ordinary shares that may be purchased on the exercise of outstanding purchase stock options held by U.S. holders issued under the option plans of Hoechst. The following table sets forth the same data as above with respect to these purchase options:

Number of Sanofi-
Aventis ordinary shares
to be issued on
exercise
	Number of Aventis		of options after the
	ordinary shares subject		Merger and registered
	to outstanding options		pursuant to this
Date of Original Grant	held by U.S. holders	Original Exercise Price	Registration Statement	Adjusted Exercise Price

September 7, 1999	273,202	€48.43	320,715	€41.25

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

              This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of Sanofi-Aventis (the “Registrant”, formerly known as Sanofi-Synthélabo) filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

              (a)     The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2003 (the “Form 20-F”) (Commission file No. 001-31368);

              (b)     The Reports on Form 6-K furnished by the Registrant (whether under the names Sanofi-Synthélabo or Sanofi-Aventis) to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: January 7, 2004, January 8, 2004, January 12, 2004, January 20, 2004, January 29, 2004, February 4, 2004, February 16, 2004, March 9, 2004, March 10, 2004, March 19, 2004, March 23, 2004, March 31, 2004, April 5, 2004, April 12, 2004, April 13, 2004, April 15, 2004, April 22, 2004, April 26, 2004, April 27, 2004, May 4, 2004, May 5, 2004, May 14, 2004, May 21, 2004, May 26, 2004, June 2, 2004, June  4, 2004, June 14, 2004, June 22, 2004, June 24, 2004, June 25, 2004, July 15, 2004 (two reports), July 21, 2004, July 29, 2004, August 2, 2004, August 9, 2004, August 12, 2004, August 13, 2004, August 19, 2004, August 24, 2004, August 31, 2004, September 7, 2004, September 14, 2004, September 16, 2004, September 17, 2004, September 22 (two reports), October 8, 2004 (report relating to Actonel® press release), October 14, 2004, November 5, 2004 (report relating to Taxotere® and Eloxatin® press releases); November 9, 2004; November 24, 2004, November 26, 2004 (report relating to press release regarding relocation of Aventis headquarters), November 30, 2004, December 9, 2004 (report relating to press release regarding U.S. intellectual property litigation); December 10, 2004; December 16, 2004 (report relating to financial calendar of Sanofi-Aventis); December 20, 2004; December 22, 2004 and December 23, 2004;

              (c)     The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Registration Statement on Form 20-F (Commission file No. 001-31368), filed with the Commission on June 25, 2002 and the updated descriptions of the Registrant’s ordinary shares and American depositary shares contained in the Post-Effective Amendment No. 3 to the Registration Statement on Form F-4 (Registration No. 333-112314) (the “Form F-4”) filed by the Registrant with the Commission on November 9, 2004, under the captions “Description Of Sanofi-Aventis Ordinary Shares” and “Description Of Sanofi-Aventis American Depositary Shares”, including any amendment or report filed for the purpose of updating such description; and

              (d)     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.	Description of Securities

              The information required by Item 4 is not applicable to this Registration Statement because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of named Experts and Counsel

              The information required by Item 5 is not applicable to this Registration Statement.

Item 6.	Indemnification of Directors and Officers

              The French Commercial Code prohibits provisions of statuts that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

              Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi-Aventis has purchased insurance for all of its directors.

Item 7.	Exemption from Registration Claimed

              The information required by Item 7 is not applicable to this Registration Statement.

Item 8.	Exhibits

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 3.1 of Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 (Registration No. 333-112314) as filed by the Registrant with the Commission on October 15, 2004)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed on June 8, 2004)

4.3	Rules and Regulations for Aventis Stock Option Plan 2003

4.4	Rules and Regulations for Aventis Stock Option Plan 2002

4.5	Rules and Regulations for Aventis Stock Option Plan 2001

4.6	Rules and Regulations for Aventis 2000 Stock Option Plan

4.7	Description of the Aventis 1999/2000 Stock Option Plan

4.8	Description of the Hoechst AG 1999 Stock Option Plan

4.9	Forms of grant notice (Participation Forms) under the Hoechst AG 1999 Stock Option Plan

4.10	Hoechst 1999 Stock Option Continuity Plan

4.11	Rhône-Poulenc Rorer Inc. 1995 Equity Compensation Plan

4.12	Rhône-Poulenc Rorer Inc. Amended and Restated Stock Option Plan

4.13	Rhône-Poulenc S.A. 1994 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 22, 1994)

4.14	Rhône-Poulenc S.A. 1995 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 13, 1995)

4.15	Rhône-Poulenc S.A. 1997 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 23, 1997)

4.16	Letter to Aventis option holders regarding the conversion of options into options on Sanofi-Aventis ordinary shares (Citigroup administered plans)

4.17	Letter to Aventis option holders regarding the conversion of options into options on Sanofi-Aventis ordinary shares (Citigroup administered plans)

4.18	Amendment to the rules of the stock option plans of Aventis Inc. (formerly known as Rhône-Poulenc Rorer Inc.)

4.19	Amendment to the Hoechst 1999 Stock Option Continuity Plan

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)

24	Power of Attorney

Item 9.     Undertakings

              (a)     The undersigned Registrant hereby undertakes:

                    (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

                    (2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)     To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

              (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be the initial bona fide offering thereof.

              (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on December 23, 2004.

SANOFI-AVENTIS

By:	/s/ JEAN-FRANÇOIS DEHECQ

Name: Jean-François Dehecq

Title:	Chairman & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JEAN-FRANÇOIS DEHECQ Jean-François Dehecq	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2004

/s/ JEAN-CLAUDE LEROY Jean-Claude Leroy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 23, 2004

/s/ JEAN-LUC RENARD Jean-Luc Renard	Vice President Corporate Accounting and Tax (Principal Accounting Officer)	December 23, 2004

* René Barbier de la Serre	Director	December 23, 2004

* Jean-Marc Bruel	Director	December 23, 2004

* Robert Castaigne	Director	December 23, 2004

* Thierry Desmarest	Director	December 23, 2004

Jürgen Dormann	Director

* Lord Douro	Director	December 23, 2004

Signature		Title	Date

* Jean-René Fourtou		Director	December 23, 2004

* Serge Kampf		Director	December 23, 2004

* Igor Landau		Director	December 23, 2004

* Hubert Markl		Director	December 23, 2004

* Christian Mulliez		Director	December 23, 2004

* Lindsay Owen-Jones		Director	December 23, 2004

* Klaus Pohle		Director	December 23, 2004

Hermann Scholl		Director

* Gérard Van Kemmel		Director	December 23, 2004

* Bruno Weymuller		Director	December 23, 2004

* Timothy Rothwell		Authorized Representative in the United States of America	December 23, 2004

*By:	/s/ JEAN-CLAUDE LEROY Jean-Claude Leroy Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 3.1 of Post-Effective Amendment No. 2 to the Registration Statement on Form F-4 (Registration No. 333-112314) as filed by the Registrant with the Commission on October 15, 2004)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed on June 8, 2004)

4.3	Rules and Regulations for Aventis Stock Option Plan 2003

4.4	Rules and Regulations for Aventis Stock Option Plan 2002

4.5	Rules and Regulations for Aventis Stock Option Plan 2001

4.6	Rules and Regulations for Aventis 2000 Stock Option Plan

4.7	Description of the Aventis 1999/2000 Stock Option Plan

4.8	Description of the Hoechst AG 1999 Stock Option Plan

4.9	Forms of grant notice (Participation Forms) under the Hoechst AG 1999 Stock Option Plan

4.10	Hoechst 1999 Stock Option Continuity Plan

4.11	Rhône-Poulenc Rorer Inc. 1995 Equity Compensation Plan

4.12	Rhône-Poulenc Rorer Inc. Amended and Restated Stock Option Plan

4.13	Rhône-Poulenc S.A. 1994 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 22, 1994)

4.14	Rhône-Poulenc S.A. 1995 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 13, 1995)

4.15	Rhône-Poulenc S.A. 1997 Stock Option Plan (as authorized at the Ordinary and Extraordinary Metting of Shareholders held on April 23, 1997)

4.16	Letter to Aventis option holders regarding the conversion of options into options on Sanofi-Aventis ordinary shares (Citigroup administered plans)

Exhibit No.	Description

4.17	Letter to Aventis option holders regarding the conversion of options into options on Sanofi-Aventis ordinary shares (Citigroup administered plans)

4.18	Amendment to the rules of the stock option plans of Aventis Inc. (formerly known as Rhône-Poulenc Rorer Inc.)

4.19	Amendment to the Hoechst 1999 Stock Option Continuity Plan

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)

24	Power of Attorney